SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549






                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                           (Amendment No. _________)*

                             INTERCOM SYSTEMS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.0005 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   458530 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                  May 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

 [   ]   Rule 13d-1(b)
 [ X ]   Rule 13d-1(c)
 [   ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.   458530 10 2               13G          Page 2 of 6 Pages
------------------------------                     -----------------------------


--------- ----------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                   David S. Nagelberg
--------- ----------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a)  [   ]
                                                                      (b)  [   ]

--------- ----------------------------------------------------------------------

3         SEC USE ONLY


--------- ----------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                   United States
--------- ----------------------------------------------------------------------

                           5      SOLE VOTING POWER

NUMBER OF SHARES                           1,000,000 Shares
BENEFICIALLY               ------ ----------------------------------------------
OWNED BY EACH
REPORTING                  6      SHARED VOTING POWER
PERSON WITH
                                           500,000 Shares
                           ------ ----------------------------------------------

                           7      SOLE DISPOSITIVE POWER

                                           1,000,000 Shares
                           ------ ----------------------------------------------

                           8      SHARED DISPOSITIVE POWER

                                           500,000 Shares
--------- ----------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   1,500,000 Shares
--------- ----------------------------------------------------------------------

10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                                [  ]


--------- ----------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   10.7%
--------- ----------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                   IN
--------- ----------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No.   458530 10 2               13G          Page 3 of 6 Pages
------------------------------                     -----------------------------

Item 1(a).    Name of Issuer:

              Intercom Systems, Inc. ("Issuer")
              ------------------------------------------------------------------

Item 1(b.)    Address of Issuer's Principal Executive Offices:

              111 Village Parkway, Building #2, Marietta, Georgia 30067
              ------------------------------------------------------------------

Item 2(a).    Name of Persons Filing:

              David S. Nagelberg
              ------------------------------------------------------------------

Item 2(b).    Address of Principal Business Office or, if None, Residence:

              18475 Logo Vista, Rancho Santa Fe, California 92067
              ------------------------------------------------------------------

Item 2(c).    Citizenship:

              United States
              ------------------------------------------------------------------

Item 2(d).    Title of Class of Securities:

              Common Stock, par value $.0005 per share
              ------------------------------------------------------------------

Item 2(e).    CUSIP Number:

              458530 10 2
              ------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rules 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

        (a)  [  ]  Broker or dealer registered under Section 15 of the Exchange
                   Act;
        (b)  [  ]  Bank as defined in Section 3(a)(6) of the Exchange Act;
        (c)  [  ]  Insurance company as defined in Section 3(a)(19) of the
                   Exchange Act;
        (d)  [  ]  Investment company registered under Section 8 of the
                   Investment Company Act;
        (e)  [  ]  An investment adviser in accordance with Rule
                   13d-1(b)(ii)(E);
        (f)  [  ]  An employee benefit plan or endowment fund in accordance with
                   Rule 13d-1(b)(1)(ii)(F);
        (g)  [  ]  A parent holding company or control person in accordance with
                   Rule 13d-1(b)(ii)(G)
        (h)  [  ]  A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act;
        (i)  [  ]  A church  plan that is  excluded  from the  definition  of an investment company under Section 3(c)(14) of the Investment Company Act;
        (j)  [  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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CUSIP No.   458530 10 2               13G          Page 4 of 6 Pages
------------------------------                     -----------------------------

Item 4.       Ownership

              Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in Item 1.

        (a) Amount beneficially owned:
                    The Reporting Person beneficially owns 1,500,000 shares of common stock of the Issuer. Of these shares, 500,000 shares of common stock are held by the Nagelberg Family Trust, a California trust, of which the Reporting Person and his wife are the trustees, and 1,000,000 shares are held by the Reporting Person as custodian for his children.

        (b) Percent of Class:
                    10.7%

        (c) Number of shares as to which such person has:
            (i) Sole power to vote or to direct the vote:
                    1,000,000 shares of common stock.

            (ii) Shared power to vote or to direct the vote:
                    500,000 shares of common stock.

            (iii) Sole power to dispose or to direct the disposition of:
                    1,000,000 shares of common stock.

            (iv) Shared power to dispose or to direct the disposition of:
                    500,000 shares of common stock.

     Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

Item 5.       Ownership of Five Percent or Less of a Class

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              None.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

              None.

Item 8.       Identification and Classification of Members of the Group.

              None.

Item 9.       Notice of Dissolution of Group.

              None.

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CUSIP No.   458530 10 2               13G          Page 5 of 6 Pages
------------------------------                     -----------------------------


Item 10.      Certifications.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No.   458530 10 2               13G          Page 6 of 6 Pages
------------------------------                     -----------------------------

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  June 5, 2003
                                /s/ David S. Nagelberg
                                ---------------------------------
                                David S. Nagelberg